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                                                                EXHIBIT 23.01

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-37376, 33-43116, 33-47525, 33-71636, 33-77238, 33-83824 and
33-59571) pertaining to the 1986 Stock Option Plan, the 1988 SuperMac Technology, Inc. Stock Option Plan, the Directors' Stock Option Plan, the 1990 Employee Stock Purchase Plan, and Non-Plan Stock Options of Radius Inc. of our report dated December 8, 1995, except for Note 11, as to which the date is December 27, 1995, with respect to the consolidated financial statements and schedule of Radius Inc. included in the Annual Report (Form 10-K) for the year ended September 30, 1995.

                                                    /s/ Ernst & Young LLP


Palo Alto, California
December 28, 1995